Exhibit 99.2

GeoVax Labs, Inc
Fourth Quarter 2021 Earnings Conference Call
Wednesday, March 09, 2022, 4:30 PM Eastern

CORPORATE PARTICIPANTS

David Dodd - Chairman, Chief Executive Officer

Mark Reynolds - Chief Financial Officer

Mark Newman - Chief Scientific Officer

John Sharkey - Head of Business Development

Jules Abraham - Core IR

PRESENTATION

Operator

Good afternoon, and welcome everyone to the GeoVax Fourth Quarter Year End 2021 Corporate Update Call. I am Chuck with Chorus Call, and will facilitate today's call.

With me are David Dodd, Chairman and CEO, Mr. Mark Reynolds, Chief Financial Officer, Mark Newman, Ph.D., Chief Scientific Officer and John Sharkey, Ph.D., and Head of Business Development. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on your telephone keypad, and to withdraw your question, please press "*" then "2." Please note, this event is being recorded.

I would now like to turn the conference over to Mr. Jules Abraham of Core IR who will provide a forward-looking statement regarding the call, and information herein. Please go ahead, sir.

Jules Abraham

Thank you Chuck. Good afternoon everyone. Please note the following. Certain statements in this presentation may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.

Actual results may differ materially from those included in these statements due to a variety of factors, including whether GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, whether GeoVax's vaccines will be safe for human use, whether GeoVax's vaccines will effectively prevent targeted infections in humans, whether GeoVax's vaccines will receive regulatory approvals necessary to be licensed and marketed, whether GeoVax raises required capital to complete vaccine development, and there is development of competitive products that maybe more effective or easier to use than GeoVax's products, whether GeoVax will be able to enter into favorable manufacturing and distribution agreements and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission, including those set forth at risk factors in GeoVax's Form 10-K.

With that, it's now my pleasure to introduce the Chairman and CEO of GeoVax, David Dodd. David?

David Dodd

Thank you, Jules. Good afternoon, and thank you for participating in the 2021 fourth quarter year end update call. We're pleased to have this opportunity to review our successful acceleration in the Phase 2 clinical development within COVID-19 and immuno-oncology, while we continue to secure critical resources in support of GeoVax growth and development, while advancing our IND enabling programs.

Over the past year, we utilized our balance sheet to catapult in the Phase 2 clinical development, through the strategic and licensing of both GEO-CM04S1 and Gedeptin. CM04S1 which we in licensed exclusive global rights from City of Hope National Medical Center is a next generation COVID-19 vaccine, targeting both antibody and cellular immunity with the goal of providing more robust and durable protection in the current authorized vaccines.

GeoVax Labs, Inc. Wednesday, March 09, 2022, 4:30 PM Eastern

Gedeptin is a cancer immunotherapy which we in license exclusive global rights from PNP Therapeutics in the University of Alabama, Birmingham. Currently being evaluated among patients suffering from advanced head and neck cancers, it has received orphan drug status from the FDA. In addition, we're advancing encouraging internal programs on the path to IND filing.

In January, we issued a 2021 milestone report addressing the goals we established and communicated early last year. Entering 2021, we built a strong balance sheet supporting both strategic transactions and an organization with the expertise to accelerate our growth and development. We successfully executed our plans propelling our status in the Phase 2 clinical development within both COVID-19 and immuno-oncology. In addition, we advanced our internal programs within COVID-19 and immuno-oncology, as well as reported encouraging results in support of our hemorrhagic fever virus vaccine program.

This included a scientific presentation at the 2021 World Vaccine and Immunotherapy Congress in early December, validating our COVID-19 vaccine approach of a multi antigenic vaccine eliciting strong antibody and cellular immune responses, potentially providing more robust and durable protection beyond the current authorized vaccines, which are primarily designed to induce neutralizing antibodies.

In fact, in a well validated lethal challenge transgenic mouse model, our CMO2 candidate which is the first step towards a universal Coronavirus vaccine provided complete protection following a single dose, even in the absence of measurable neutralizing antibodies. To our knowledge, these results are unprecedented. I'll note that both our Phase 2 COVID-19 vaccines CM04S1 and our CMO2, both are multi antigenic COVID-19 vaccines, designed to strongly elicit both antibody and cellular immune responses. At that same Scientific Congress, we also reported further encouraging results in support of our Marburg and Sudan vaccines. During this year, we anticipate reporting milestones and progress related to both our clinical and IND enabling programs.

So let's move into further discussion related to our exciting programs and activities underway at GeoVax. As we entered this year, we further strengthened our balance sheet, while focusing on the acceleration of our CM04S1 and Gedeptin Phase 2 programs, and completing the IND enabling activities in support of our CMO2 vaccine for COVID 19, our MUC1 vaccine and immuno-oncology and our hemorrhagic fever virus vaccines, the latter of which are supported via non-dilutive funding and activities.

In addition, we have further enhanced our resources and expertise in support of successfully executing upon our 2022 and beyond plans for growth and development of the company.

Our priority focus this year is to accelerate the recruitment and enrollment of our three Phase 2 programs. This includes our multi-site clinical trial in support of Gedeptin and our two clinical trials in support of CM04S1. Since our recent Gedeptin announcement, we have confirmed two additional clinical sites on the assignment of CATO SMS, as our CRO partner, responsible for leading the expansion acceleration of the Gedeptin clinical program.

Our goal is to complete patient enrollment towards the end of 2022 or early 2023, followed by a completion of patient evaluations by the end of 2023. Should the results be supportive, a BLA filing will likely shortly happen thereafter.

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Wednesday, March 09, 2022, 4:30 PM Eastern

In parallel with the ongoing clinical program, we are also engaged with a CDMO to prepare for commercial manufacture. We are confident that the Gedeptin Phase 2 program will be successfully managed by CATO SMS and our clinical operations team, with this possible expansion of further additional clinical sites soon. We're highly excited about the outlook and promise of Gedeptin within advanced head and neck cancer. We're just received orphan drug designation from the FDA, and has previously provided encouraging potential for such patients.

In addition, there are promising opportunities relative to expanded use of Gedeptin in other indications, as well as the GDEPT technology in conjunction with other therapies and potential synergy with our MVA-VLP tumor associated antigen approach. We're looking forward to providing milestone updates throughout this year about the progress of our Gedeptin program.

In November of last year, we announced exclusive worldwide license of a Phase 2 COVID-19 vaccine from City of Hope National Medical Center. This exciting vaccine is now referred to as GEO-CM04S1, which I typically refer to as CM04S1.

CM04S1 utilizes synthetic, Modified Vaccinia Ankara MVA technology similar to our other vaccine programs under development at GeoVax. This transaction literally propelled us into a critical stage of clinical development. CM04S1 works by inducing immunity to SARS-CoV-2 by stimulating the immune system to produce antibodies against SARS-CoV-2 that can block the virus from entering healthy cells, while the immune system can also grow new disease fighting T-cells that can recognize and destroy infected cells. The vaccine includes both SARS-CoV-2 spike and nuclear capsid proteins. By inserting these proteins the MVA delivery vehicle is able to drive the expression of both proteins within the body of the vaccine recipient, inducing immune responses.

The role of the S protein is to elicit a neutralizing antibody response against the initial infection, while the M protein elicits a T-cell response to directly attack virus infected cells, reduce viral replication and reduce severity and clearance. Thus, the vaccine is designed to induce both neutralizing antibodies and T-cell responses specific for the S protein and the M protein.

This vaccine design was implemented specifically to induce an expanded immune response to better combat and clear infections regardless of the circulating SARS-CoV-2 variants. Our goal is to provide a vaccine that gets ahead of the variants versus having to chase the variants, which have successfully reduced reliance on the repeated administration of booster doses of existing vaccines.

Frankly, we believe that such a multi-pronged approach has the potential to providing more robust and durable immune response and protection than the current authorized vaccines. We also believe that various high risk populations such as immune compromised individuals would greatly benefit from such a two-pronged approach.

CM04S1 is currently being evaluated in two Phase 2 clinical trials. One trial is the first comparative trial of an investigative COVID-19 vaccine with the current FDA approved Pfizer vaccine and people that have received or are undergoing specific blood cancer therapies associated with transplantation or CAR- T therapy to suppress or severely reduced pre-existing immunity to COVID-19 vaccine.

Multiple clinical trials have demonstrated that such patients failed to respond optimally to the current generation vaccines. And we believe the CM04S1 will prove to be more potent because this is multiple antigenic and delivered using the MVA factor. We believe this will differentiate CM04S1 from the other vaccines by providing both a strong antibody response and a sustained T-cell response to these patients who are still at high risk due to their immuno compromised status of severe COVID-19.

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

The other trial currently underway is evaluating CM04S1 is a booster for healthy patients who have previously received either the Pfizer or Moderna, mRNA vaccines. We believe that providing a heterologous booster, rather than a third or fourth shot of the same vaccine may provide more robust and durable immune response and protection. Heterologous prime boost immunizations are well studied in other fields such as HIV, and are being evaluated in multiple countries using different COVID vaccines.

We are working with CATO SMS and Pharm-Olam, following the recent merger to oversee the acceleration and management of these two exciting clinical programs, working in conjunction with our internal clinical operations team.

Finally, the ongoing GeoVax effort to develop a manufacturing process based on a continuously growing avian cell line to increase production consistency and capacity will mesh with the clinical development activities and full development schedule associated with the CM04S1 and the CMO2 vaccines. The potential benefits of this transaction to the GeoVax program are highly significant and timely.

Now, I'd like to turn the presentation over to Mark Reynolds, GeoVax's, Chief Financial Officer for a review of our recent results and financial status. Mark?

Mark Reynolds

Thank you, Dave. So starting with our income statement, Grant and Collaboration revenues were down to $385,000 in '21 versus $1.8 million in 2020. And as the '21 period revenues relate entirely to our Grant from NIH for COVID-19 vaccine for the pan-Coronavirus program, while the 2020 amount includes revenues from our Grant from the US Army supporting a loss of fever vaccine program, which had begun to wind down during that period. That's the reason for the reduction.

Research and development expenses were $15.6 million in '21 versus $2.4 million in 2020, with the increase primarily associated with our license fees, both paid and accrued, and clinical trial expenses related to our license agreement with City of Hope for the COVID-19 vaccine program, as well as for our license GDEPT. Also contributing to the increase were expenses related to our universal Coronavirus vaccine program, manufacturing process development and generally a higher level of activity.

G&A expenses were $3.6 million in '21 versus $2.2 million in 2020. A large portion of the increase here is related to our annual Delaware franchise tax, which is based on our capitalization and was minimal during 2020.Other increases in insurance premiums, patent costs, legal fees, consulting fees and personal costs are generally associated with preparing our organization for a higher level of activity following capital raises.

Other income and expense for '21 included a $172,000 gain on extinguishment of debt associated with a forgiveness of repeat PPP loan we received in early 2020, comparable figure for 2020 includes interest expense of $144,000, related to convertible debentures that were retired during that year. The overall net loss for '21 was $18.6 million or $3.04 per share, versus $3 million in 2020, or $2.14 per share, again with the increase primarily associated with our licensing, and R&D activity.

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

Turning now to the balance sheet. Our cash balances at the end of this past year were $11.4 million as compared to $9.9 million at the end of 2020.The change in cash balances is reflective of approximately $11 million used in operating activities, offset by proceeds from our stock offering in early '21 which generated net proceeds to us of $9.4 million.

During the year of 2021, we also received $3.4 million from the exercise of our publicly traded warrants. Subsequent to year end in January of this year, 2022, we raised an additional $9.2 million through a private placement priced at $3.26 per share. So as of today, GeoVax has cash balances of approximately $17 million.

Now that we've got three ongoing Phase 2 clinical programs in COVID-19, and our cancer immunotherapy, our cash needs have obviously increased not only for license fees and direct costs associated with plentiful programs, but also for the facilities, personnel and other costs to support those programs.

And while we don't provide specific forward-looking estimates of cost to complete these programs, what we can say at this time, is that our existing cash resources are sufficient to fund our operations and our current business plan priority programs into the second quarter of 2023. We believe the advancement of these programs will create an attractive investment opportunity for new fundraising…new fundraising opportunities as they present themselves.

And I'll be happy to answer any questions during the Q&A. And I'll now turn call back over to Dave.

David Dodd

Thank you. Mark. My colleagues and I will now answer your questions. And joining us for the Q&A session are Drs. Mark Newman and John Sharkey, our Chief Scientific Officer and Head of Business Development, respectively. I'm therefore turning the call over to the operator for instructions on the Q&A period.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press "*" then "1" on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys and to withdraw your question, please press "*" then "2." And at this time, we will pause momentarily to assemble our roster.

And the first question will come from Jason McCarthy with Maxim Group. Please go ahead.

Jason McCarthy

Hi, guys. Thanks for taking the questions. Let's start with the 04S1 program. And maybe any of you could speak a little bit more broadly about the state of COVID vaccines and the pandemic now, because the data that we were seeing on the mRNA side with Omicron was less than fantastic or desirable, like we saw with Delta and some of the other variants. And then you and I both know that it's not the last letter in the Greek alphabet, there probably will be more variants or probably be looking at something again, surging next year. So the Omicron data, does that change the importance now of 04S1 and the need for doing something different than just mRNA?

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

David Dodd

Thank you, Jason. This is David Dodd. I'll start and then I'll ask Mark Newman to pick up and I'd say that we share your outlook for how there will continue to be emerging variants, we can't predict what letters of the alphabet they're based on, what their constructs will be. But clearly there is a need for other than mRNA vaccines that are out there. So the current authorized vaccine in a number of manners are insufficient and especially among high risk populations. Those who have compromised immune system, we know that they are being highly insufficiently served by the existing vaccines. But in general, we need additional ones so that we can as we refer to get ahead of the variants, and be able to strongly elicit both antibody, as well as the T-cells to be able to provide a better protection, more robust and durable protection.

But I'll ask Mark Newman to pick up from here. Mark?

Mark Newman

Sure, thanks. So, I think what you're seeing, we've seen the world start to recognize is that targeting the S protein alone and focusing on neutralizing antibodies have some limitations. So this is impacting primarily the vaccines that are based on just the receptor binding domain, that part that interacts and you know, mediates the infection to a cell.

Now, that is not the current generation mRNA vaccines, there it total S protein, but that's the mutations are mutating around the receptor binding domain primarily. We just had a World Health Organization conference a couple weeks ago, which I participated in and it's interesting, because the new variants, while we're not being protected as well with the current generation vaccines, the immune responses they're generating don't protect against previous infections as well. So it's almost like the virus can go first full circle, and that was actually the way it was described. They actually come back into where it started. And of course, you don't have long-lived immunity, one of the issues that's being pointed out with the mRNA vaccine.

So I I've been saying for a year now that we need to have a broader response, we need to focus on T-cell responses to the conserved structural proteins. These are the things that make a Coronavirus, a Coronavirus. There's conserved regions in the S protein, but also the M and the nucleocapsid, which are in the CMO2 and the 04S1 respectively. And so the world is starting to come to realize that. The difficulty is while everyone accepts it, how would you measure and how do you design a vaccine. Heterologous prime boosts are back in vogue. Those of you who followed HIV vaccine work for decades will remember that there was multiple attempts to boost immune responses by using different product formats.

Now you're hearing about what they call mix and match. You know, if you got the J&J vaccine, go get a different one, go get one of the mRNA, if you got an mRNA you can boost it with the J&J or an AstraZeneca vaccine, if you're living in Europe. And so, those are the approaches that are being taken. Obviously, the evolution of variants drives the need for next generation products. But if you're holding one of the current generation products, you're going to try and find a way of using it. And you're seeing both of these aspects, float into the medical world. So prime boost using existing vaccines, and then next generation vaccines that are designed to induce a broader response.

There is some interest in the mRNA field in particular in making Omicron, but by the time maybe Omicron vaccine got it into Phase 1, the Omicron cousin was already out there, that was B1, now, B2. And so, chasing variants, as David said, is just not something that we feel is a logical approach. So does that answer your question?

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

David Dodd

Jason?

Mark Newman

Perhaps you're muted Mr. McCarthy.

Operator

Okay, to move on?

David Dodd

Yes, please.

Operator

Our next question will come from Shubhendu Senroy with Brookline Capital. Please go ahead.

Shubhendu Senroy

Hi. I'm Shubhendu for Kumar from Brookline. Appreciate the update. Thank you. So with regards to the Sudan and Marburg programs, first of all, congratulations on the encouraging preclinical data. My understanding is that the clinical trials would move with federal funding. So I was wondering if you have any inputs from the Department of Defense or USA or BARDA regarding the clinical studies. And how are you thinking in terms of taking these programs further?

David Dodd

And you're specifically addressing the hemorrhagic fever, right?

Shubhendu Senroy

Yeah, yes.

David Dodd

Okay. Thank you. Thanks. I just wanted to make sure. Well, we…currently those programs have been supported through NIH preclinical services, through non-human primate testing and during the course of our progress with these products, you may be aware that we initially demonstrated for Ebola, Zaire vaccine showed 100% protection in a single dose without the use of any adjuvant. And I think that's unprecedented in non-human primate models to achieve that result in a single dose.

And then we had moved forward with our current products also. In the course of all that we have been and continued to be in dialogue with BARDA about the Strategic National Stockpile program and the progress of our products in the potential. Time will tell. We believe that with the progress we've seen and support through the non-human primates from NIHs preclinical services, that depending on the outcome, we would anticipate that if there is the opportunity to move it forward in the clinical development, we would more than likely be supported through non-dilutive funding. And that's consistent with discussions that we've had on an ongoing basis. So Mark, do you want to add anything?

Mark Newman

Well, yeah, I can just add that, you know, the real world is that when COVID hit, you couldn't get…couldn't get non-human primates to do the testing. And so that slowed us down. But that has picked back up and everything is back on schedule. And we fully anticipate…we were analyzing data, yeah, yesterday. So we're seeing all sorts of different results come in through these contracts. And we fully anticipate having a BARDA tech watch meeting this year. We'll just have to see what the data looks like. But everything is back on track, just dealing with the shortage of test animals.

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Wednesday, March 09, 2022, 4:30 PM Eastern

Shubhendu Senroy

Great, thanks. This was helpful. Now with regards with pan-Coronavirus CMO2 program that elicits both VNT cell responses in preclinical models, can I get some more color to your future plans? And are you planning to develop this for other Coronavirus, like MERS?

Mark Newman

Yeah, so the…again, remember that, so in MERS, it's significantly different S protein, right. Some of it's the same as with COVID. But it's a different…uses a different receptor. But the matrix, the nucleocapsid, the envelope, a lot of the non-structural proteins, like the enzymes and things that the virus uses to process proteins and DNA, those are all very highly shared amongst beta Coronaviruses.

And what we're doing is when you are…you know, it's an ongoing program, looking at other targets, we can roll into the existing CMO2. So CMO2 is now basically the backbone, because the 04S1 is fairly similar. And that's in Phase 2 trial. So we don't want to necessarily play a lot of games with that one. But the CMO2 is where we can start rolling these open reading frame, proteins in that are highly conserved because have enzymatic activity, other structural and non-structural proteins. And we're making those, we have a next gen…our next product is being sequenced right now to see if it's holding up and looks like we won.

And that's why you know the program that we pitched and discussed with groups like CEPI and the NIH involve again shifting away from the S protein and reliance on neutralizing antibodies, not that we wouldn't have S protein, but expanding it. And all this is rolling along. It's all in, either in the construction phase or goes into small animal models, you know, at first.

So it's on track, it was always an extended, you know, two to four year program, depending on where we are successful and how the world has evolved. We can rely a little bit on what people are seeing in the human population as people recover you can measure their immune response to determine what genes should also be targeted. And so we are using that to continually guide our process. And what would the next CMO2 look like and what else would we add? So that's still going, but it's separate and it's more research focused from the 04S1, which is targeting the existing pandemic and the immune compromised patients. So the CMO2 is really the beta Coronavirus vaccine of the future. That's how we're looking at that.

David Dodd

I would just add that we are…I was going to say, our plan is to drive through the clinical development 04S1 because we believe that it can more immediately address populations that are highly at risk, that are not being adequately protected with the current vaccines and then that we can follow along with the…with even further development that will give greater protection going forward as we see Coronavirus has continued to evolve.

Shubhendu Senroy

Perfect. That makes sense. Just one final question with regards to the cancer vaccine program. Do you plan a non-human primate studies for the MVA-VLP MUC1 program? What kind of data do you think will be sufficient to you know, get it into the clinic now? Thanks.

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

Mark Newman

For the cancer programs, no, we don't envision going into non-human primates. Those are typically handled through transplantable tumor models. And so we just initiated another trial, another animal experiment using human transgenic mice that, you know, for the MUC1 program, a well established model. And so, there, what you do is you vaccinate and challenge with the tumor by transplant…transplanting the tumor in or you transplant the tumor in first and then you start vaccinating, and see if you can retard tumor growth. So that's the type of study that's done for those.

With a…there's no transplantable tumors you could use for the non-human primates. So you can't just sit around and wait and see if they get cancer. So if that's…those are under control, that way. The path forward that we're taking is we're picking piggybacking on other programs…what others have done involving the MUC1 gene. So there's a significant history about targeting immune responses against aberrantly glycosylated MUC1. And it's a situation where your body raises immune responses on its own, sometimes the adenocarcinomas. And so, these had been...there are products that have been tested in clinical trials through one of our collaborators, University of Pittsburgh. And so, this is how we'll be moving this. The goal is to take something that's already been in Phase 1 and Phase 2 trial, and then add the MVA to that. So, you're looking at two experimental products, but two experimental products that have a great deal of safety and initial evaluation behind them. That's what will allow us to put them together through an FDA-approved study. But no non-human primates. That's just not something we do for cancer.

Shubhendu Senroy

Okay, great. Thank you for taking my question.

Operator

The next question will come from Jason McCarthy with Maxim Group. Please go ahead.

Jason McCarthy

Hey, guys, sorry, I got cut off. So I think a lot of my COVID-related questions were subsequently answered. But I wanted to touch on the Gedeptin program. We think it's really important. Can you give us David an update on where those first 10 patients are in terms of enrollment or their progress? And then, what are the expectations in terms of how many patients you think you might have to add for this program to make it registrational? And the third part to that question is, what would be considered a good objective response rate? And a second line head and neck cancer to be 10%, 20%, 30%, what do you think would be clinically meaningful for this program?

David Dodd

Thank you. Let me ask John Sharkey, would you like to answer that?

John Sharkey

Sure. At last I recall, there have been five patients enrolled, there's two patients who are being evaluated for the enrollment. And so, that would be 7 of the 10. The expansion of the trial to basically make a registration, currently our thinking is the range of 30 patients for that…for the additional trial on top of the 10. Looking at a higher dose of the drug to maximize the effect. And, as far as, the...what sort of increase would we see? This is going to be personal opinion at this point. We are putting the stuff together to initiate a discussion with the agency on this. But I would imagine it would probably be in the range of 20% to 30%, against current standard of care, because this would be for an end stage. But that's purely, I'd have to say, speculation at this point when we have that discussion with the agency. Hopefully that answers your question, Jason.

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

Jason McCarthy

Yes, it does. Thank you. And if you're successful, with a 20% to 30%, whatever the response rate that you're going to need, it's your view. It's not what the FDA has said just yet, would it be optional to then move to first line for a trial. And we've seen that with a few other programs out there, and Merck is doing this with another group for a combination study. The data looks so good and you know one cohort of the second line head neck program that they immediately went to a first-line program. That was the interaction with regulators so was the outcomes. Is that's something that the Gedeptin program could follow at about a similar path to that?

John Sharkey

For head and neck it's...given its mechanism of action as a single agent, I will...I personally don't think it would likely move into first line. However, as we've also said, we're looking at it early on with combination with checkpoint inhibitors. And the data suggests that you would improve the response of metastatic disease to checkpoint inhibitors with an animal model, when you use Gedeptin. That potentially could move up into an earlier stage treatment paradigm for…in combination with checkpoint inhibitors, certain patient populations. That I could see happening. My…again personal opinion, given this mechanism of action, and end stage disease, I think people would try other treatment paradigms versus a standalone agents.

Jason McCarthy

And lastly, is the expectation…you haven't not met with regulators yet, that it would only be about 30 people? That you'd have to add in some of the one-sided trials that we've seen for approvals, they've ranged right from anywhere as low as 30, but to as high as 150 people to gain or to be sufficient for filing. Is it possible that they could want more than 30, even less than 30? We've seen some sarcomas studies where they'll take like 15-20 people. That's more than enough, given the unmet need?

John Sharkey

Dealing with the agency, anything is possible.

Jason McCarthy

Right.

John Sharkey

But that's the reality. But given that it's an end stage disease, and they have no other treatment options, the way the trial was designed that it's most likely I would expect to be on the lower end of the range of what you would see for these types of trials. That it is an…these are end-stage things.

David Dodd

Yes, I would add, Jason that based upon this discussion, that was held with the agency following the Phase 1 program, the indication was given that a number of patients in the current Phase 2 trials lower than what we have. We're exceeding it by more than...by 10 more. We've been looking for something more like 20 in total. And we're looking at adding potentially 30 on top of the 10. So that would be almost double the number and they were looking for, for that as a minimal number. So, what we have invested in and what we're investing in is to increase the number of basically significantly beyond the number that had previously been indicated, but to also engage in discussions as we add these additional sites, and expand beyond that and accelerate the enrollment, which is what our...that's what we're focused on for this year. But we do believe we will end up completing more than the number of patients who had previously been indicated.

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern

Jason McCarthy

Great. Thank you for taking the questions.

David Dodd

Thank you.

Operator

This concludes our question and answer-session. I would like to turn the conference back over to Mr. David Dodd for any closing remarks. Please go ahead.

CONCLUSION

David Dodd

Well, thank you. And thank you, everyone, for participating in this conference call, sharing in our milestone achievements, resulting in clinical stage development within both immuno-oncology…

Operator

Pardon me. It seems that Mr. David Dodd has disconnected. Would someone else like to give closing remarks?

Mark Reynolds

I'll finish it off by just saying thanks everybody participating and hope everybody has a pleasant evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

GeoVax Labs, Inc.

Wednesday, March 09, 2022, 4:30 PM Eastern